Exhibit 99.1

Solar EnerTech Announces 2008 Second Quarter
Financial Results

--Company Adds Senior Members to Manufacturing Team--

Menlo Park, CA, April 25, 2008 - Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced results for the second quarter of fiscal year 2008.

For the fiscal 2008 second quarter ended March 31, 2008, the Company reported total revenue of $3.5 million, compared to $3,000 of revenue in the same period of the prior year. The sequential revenue growth was lower than expected due to a delayed production schedule caused by a temporary shortage in raw material supply and a severe winter storm in China in February. The second quarter revenue of $3.5 million was comprised entirely of solar module sales which increased sequentially by $1.3 million, or 59%, compared to the prior quarter. In the first half of fiscal 2008, the Company generated $8.3 million in revenue, of which $5.7 million was from solar module sales.

The Company incurred a negative gross profit margin of $0.7 million for the second quarter ended March 31, 2008. The negative gross margin was primarily a result of adverse winter weather conditions in China in February that halted our logistics and production, and to the recent increase in silicon material cost. Additionally, at the beginning of the fiscal second quarter, the Company’s module production lines were halted for a period of time as the line was relocated into a new 21,000 square foot facility. These preceding factors resulted in lower manufacturing volume than expected in the fiscal second quarter which had a negative impact to gross margin.

Total operating expense for the fiscal 2008 second quarter was $5.0 million compared to $2.4 million in the prior year period. In the 2008 second quarter, the Company incurred a non-cash loss on debt extinguishment of $2.1 million related to the conversion of convertible notes into common stock as well as a $1.7 million non-cash stock compensation charge related to the hiring and retention of key executives. The $3.8 million in non-cash charges during the second quarter of 2008 compares to $2.1 million in non-cash stock compensation charges for the second quarter of 2007. Excluding these non-cash charges, operating expense for the second quarter 2008 was $1.2 million compared to $0.3 million in the prior year’s second quarter period. The increase in operating expense, excluding non-cash charges, was due to an increase in sales and marketing activities and general and administrative expense to support overall growth.

The Company incurred interest expense charges of $298,000 in the fiscal 2008 second quarter primarily associated with Series A and B convertible notes. It also recorded gains of $11.2 million and $10.8 million for a total of $22.0 million associated with the change in fair market value of compound embedded derivative liability and warrant liability, respectively.

Net income for the fiscal 2008 second quarter was $15.8 million. Diluted earnings per share for the quarter was a loss of ($0.03), which excludes the $22.0 million gain on change in fair market value of compounded embedded derivative and warrant liabilities and certain securities because of their anti-dilutive effect, as required by US GAAP.

As of March 31, 2008, the Company had $12.6 million in cash, $3.9 million of accounts receivables, $8.0 million of prepayments primarily for purchase of raw materials as well as $6.7 million of inventories on hand. Additionally, the Company had $5.5 million of accounts payable and accrued liabilities and an additional $4 million of accounts payable and accrued liabilities due to related parties.

Mr. Leo Young, Chief Executive Officer of Solar EnerTech commented, “Our revenue and gross margin in the second quarter did not meet our expectations mainly due to a temporary shortage of raw materials, severe winter storm conditions, and delayed module production stemming from the move to a new manufacturing facility. These preceding issues, though temporary, primarily impacted our business in the first two months of the second quarter. We had a more productive month in March and we have made significant progress to position our business for solid growth ahead. As part of these efforts, we are working aggressively to increase our revenue stream, control operating costs and scale up our production capabilities. We continue to evaluate and negotiate long-term supply contracts with silicon suppliers in China and overseas. During the quarter, we also broadened our customer base by adding new customers from the Netherlands, Australia, Germany and Belgium, which can add further strength to our revenue stream in the second half of the fiscal year.

In March, we completed the expansion of our module production facility in Jinqiao Technology Park. This enhanced facility increases our potential module production capacity from 25 MW to 50 MW. We are in a better position going into our fiscal third quarter to improve the production output. We also mentioned in previous quarters that we were building a second solar cell production line, which will increase our potential cell production capacity from 25MW to 50MW. We are on schedule on this front and expect to complete the line by the end of our calendar year.

We are pleased with the quality of our products and as part of our effort to continue improve our manufacturing process, we added two senior members to our manufacturing team with considerable experience in photovoltaic manufacturing. We are delighted to announce the appointments of Mr. Fei Yun as our Chief Technology Officer and Mr. Ying Hui Tang as our Vice President of Manufacturing. Prior to joining the Company, Mr. Yun was the Director of Technology of Solarfun Power Holding Co. Ltd., and Mr. Tang was the Director of Solar Cell Production of Solarfun Power Holding Co., Ltd. Messrs. Yun and Tang have a combined total of over 40 years working in the solar industry. We look forward to their contributions to our business in the areas of research and development and manufacturing, which we believe will enhance our position in the global solar marketplace. We also appointed Dr Z.Q. Ma, our former Chief Technology Officer, as the Director of the Joint Research and Development Lab at the Shanghai University. Mr. Ma will be working extensively with Mr. Yun and Mr. Tang to apply development achievements to the manufacture of our solar products.”

Financial Outlook
For the fiscal 2008 third quarter ending June 30, 2008, Solar EnerTech expects module revenue to be in the range of $8.5 million to $9.5 million. The Company recently reduced its contract with Sky Solar (Hong Kong) International Co., Ltd, which was originally announced on December 18, 2007 from $21.8 million to $13 million due to high costs and tight supplies of raw materials. The majority of delivery to Sky Solar is expected to occur in the third fiscal quarter.

“Overall, as we look to the second half of the 2008 fiscal year, we believe we are moving in the right direction operationally and look forward to further expanding our sales performance and reporting improved gross margin,” concluded Young.

About Solar EnerTech Corp.
The Company is a photovoltaic ("PV") solar energy cell manufacturing enterprise based in Shanghai, China, where the Company has established a sophisticated 42,000-square foot manufacturing plant in Shanghai's Jinqiao Modern Technology Park. Currently, the Company is capable of producing 25MW of solar cells from its existing production line. The Company has plans to install a second 25 MW production line during calendar 2008 to better utilize capacity and to meet expected future customer demand.

The Company has also established a Joint R&D Lab at Shanghai University to research and develop higher-efficiency cells and to put the results of that research to use in its manufacturing processes. Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production. The Company has also established a marketing, purchasing and distribution arm in Northern California's Silicon Valley.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT
Bill Zima
ICR Inc.
203-682-8200 (Investor Relations)

Unaudited Financial Statements on Next Page

Solar Enertech Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Net sales	$3,471,000	$3,000	$8,310,000	$3,000
Cost of sales	(4,171,000)	(6,000)	(9,476,000)	(6,000)
Gross loss	(700,000)	(3,000)	(1,166,000)	(3,000)

Operating expenses:
Selling, general & administrative	2,797,000	2,426,000	6,682,000	4,935,000
Research & development	54,000	4,000	151,000	106,000
Loss on debt extinguishment	2,105,000	-	2,467,000	-
Total operating expenses	4,956,000	2,430,000	9,300,000	5,041,000

Operating loss	(5,656,000)	(2,433,000)	(10,466,000)	(5,044,000)

Other income (expense):
Interest income	46,000	7,000	56,000	13,000
Interest expense	(298,000)	(54,000)	(576,000)	(54,000)
Loss on issuance of convertible notes	-	(15,209,000)	-	(15,209,000)
Gain (loss) on change in fair market value of compound embedded derivative	11,190,000	(12,600,000)	12,289,000	(12,600,000)
Gain (loss) on change in fair market value of warrant liability	10,808,000	(9,959,000)	10,923,000	(9,959,000)
Other expense	(290,000)	-	(328,000)	-
Net income (loss)	$15,800,000	$(40,248,000)	$11,898,000	$(42,853,000)

Net income (loss) per share -basic	$0.15	$(0.51)	$0.13	$(0.55)
Net income (loss) per share -diluted	$(0.03)	$(0.51)	$(0.07)	$(0.55)

Weighted average shares outstanding - basic	102,851,788	78,807,012	90,941,543	77,982,836
Weighted average shares outstanding - diluted	124,338,173	78,807,012	117,694,416	77,982,836

Solar Enertech Corp.
Consolidated Balance Sheet
(Unaudited)

	March 31, 2008	September 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$12,571,000	$3,908,000
Accounts receivable	3,856,000	913,000
Advance payments and other	8,061,000	6,500,000
Inventories	6,655,000	5,708,000
Tax and other receivable	1,237,000	590,000
Total current assets	32,380,000	17,619,000
Fixed assets, net of accumulated depreciation	5,567,000	3,215,000
Deferred financing costs, net of accumulated amortization	2,089,000	2,540,000
Deposits	1,235,000	1,741,000
Total assets	$41,271,000	$25,115,000

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,787,000	$2,891,000
Customer advance payment	3,343,000	1,603,000
Accrued interest expense	-	615,000
Accrued expenses	402,000	507,000
Accounts payable and accrued liabilities, related parties	3,969,000	3,969,000
Demand note payable to a related party	-	450,000
Demand notes payable	-	700,000
Derivative liabilities	2,900,000	16,800,000
Warrant liabilities	6,467,000	17,390,000
Total current liabilities	18,868,000	44,925,000
Convertible notes, net of discount	28,000	7,000
Total liabilities	18,896,000	44,932,000
Commitments and contingencies (Note 10)

STOCKHOLDER'S EQUITY (DEFICIT):
Common stock - 200,000,000 shares authorized at $0.001 par value 109,067,216 and 78,827,012 shares issued and outstanding at March 31, 2008 and September 30, 2007, respectively	108,000	79,000
Additional paid in capital	68,171,000	39,192,000
Other comprehensive gain	1,878,000	592,000
Accumulated deficit	(47,782,000)	(59,680,000)
Total stockholders' equity (deficit)	22,375,000	(19,817,000)
Total liabilities and stockholders' equity (deficit)	$41,271,000	$25,115,000